Exhibit 99.1

           QC Holdings, Inc. Reports First Quarter Results;
 Record-low Quarterly Loss Ratio of 13.6% Fuels 24% Increase in Net Revenues

    OVERLAND PARK, Kan.--(BUSINESS WIRE)--May 4, 2006--Highlighting the benefits of the company's emphasis on improving loss experience through stronger collection efforts and better loan origination procedures, QC Holdings, Inc. (NASDAQ:QCCO) reported a record-low loss ratio (which is the provision for losses as a percentage of revenues) of 13.6% during the current quarter compared to 20.1% in first quarter 2005. Net revenues, or revenues less the provision for losses, increased 24.1% as a result of the improvement in the loss ratio.
    The company reported a 14.6% increase in revenue during first quarter 2006, improving to $38.4 million from $33.5 million in prior year's first quarter, primarily as a result of the increase in unit branch count quarter-to-quarter. QC reported $2.5 million in income from continuing operations, or $0.12 per diluted share, during first quarter 2006 versus $3.3 million, or $0.15 per diluted share, in first quarter 2005. The decline in income quarter-to-quarter was primarily attributable to higher costs during first quarter 2006 to accommodate the large number of newer branches, as those branches build their customer bases and revenues. During first quarter 2006, the company opened 18 de novo branches and closed one branch.
    As previously reported, QC closed its 19 branches in North Carolina during fourth quarter 2005. The company's North Carolina operations are reported as discontinued for 2005 and prior years.
    "Our results for the first quarter of 2006 build upon the positive steps we made during fourth quarter 2005," said QC Chairman and Chief Executive Officer Don Early. "We were particularly pleased with our significant reduction in the loss ratio given that more than half of our branches average one year of age.
    "Our focus in fourth quarter 2005 and entering 2006 has been superior branch performance through operational excellence," commented Early. "Throughout the quarter, our field management and personnel have challenged the status quo, seeking opportunities for improvement. This attention to the details of operating a quality payday loan branch has translated to better results."
    The $4.9 million improvement in revenues quarter-to-quarter resulted from higher payday loan volumes, which reflects increases in the number of branches, the number of customer transactions and average loan size. QC originated approximately $231.7 million of payday loans during first quarter 2006, which was an increase of 12.5% over the $205.9 million during first quarter 2005. The average loan (including fee) totaled $360.06 versus $356.00 during the three months ended March 31, 2005. Average fees per loan declined from $53.26 in first quarter 2005 to $52.84 in first quarter 2006 due to a decline in the fee rate as the company expands in states that have lower fee structures and due to legislative and regulatory changes affecting rates, partially offset by a higher average loan size.
    Revenues for comparable branches (defined as those branches that were open for all of the two periods being compared, which means the 15 months since December 31, 2004) decreased 2.4%, or $800,000, to $32.4 million during the three months ended March 31, 2006. This decrease is primarily attributable to the negative effects of the new Illinois payday loan legislation that took effect on December 6, 2005, partially offset by the positive effects of the new Kansas legislation that increased loan limits beginning on July 1, 2005. First quarter 2006 revenues also include approximately $5.9 million from branches added during 2005.
    QC expected a revenue decline of approximately $1.5 million from its Illinois branches due to the reduced fee (from $20.32 per $100.00 to $15.50 per $100.00) and the restrictions that the legislation placed on the customer's ability to borrow. The actual decline, however, was $2.0 million, or $500,000 greater than was expected, due largely to alternative product offerings by competitors that were designed to circumvent the new legislation. Accordingly, QC's branches operated at a competitive disadvantage during this key transition phase in Illinois.
    Branch operating costs, exclusive of loan losses, increased to $20.9 million from $15.4 million in prior year's first quarter. Branch-level salaries and benefits totaled $10.7 million in first quarter 2006 versus $8.1 million in first quarter 2005 as a result of a 26% increase in field personnel, primarily at new branches. Occupancy costs as a percentage of revenues increased from 12.3% to 13.9% in first quarter 2006, which reflects the high number of branches at early stages in the branch lifecycle. Depreciation and amortization increased by $804,000 as a result of depreciation associated with capital expenditures for de novo branches added in 2005.
    During the three months ended March 31, 2006, the company reported a reduction in loan losses to $5.2 million compared to $6.7 million in the same 2005 period. Comparable branches totaled $3.8 million in loan losses during the first quarter, while branches opened during 2005 and 2006 reported approximately $1.4 million. As noted above, the company's loss ratio was 13.6% in first quarter 2006 versus 20.1% in first quarter 2005. The improvement was even more dramatic in comparable branches, where the loss ratio dropped to 11.7% during the current period. The favorable loss experience reflects the benefits of QC's focus on reducing losses through loan origination-based verification procedures and through higher quality and quantity of collection calls. As a result, QC's collections as a percentage of charge-offs improved to 65% during the three months ended March 31, 2006, versus 55% in prior year's quarter.
    The Illinois law change and related challenges not only negatively impacted revenues, but also resulted in higher loan losses in the state. The company expected loan losses at its Illinois branches to be similar to prior year's first quarter, despite the significant expected revenue decline. Actual loan losses for the Illinois branches, however, were approximately $250,000 higher than prior year's first quarter, compounding the negative effects of the new regulatory and operating environment.
    Branch gross profit increased $1.0 million from $11.3 million in first quarter 2005 to $12.3 million in the current quarter. Gross profit for comparable branches during first quarter 2006 increased 14.4% to $14.3 million from $12.5 million in prior year's first quarter, with the improvements resulting from stronger results in the majority of states and the favorable change in Kansas legislation being partially offset by reduced gross profit due to the challenges in Illinois as discussed above. The branches added during 2005 reported a gross loss of $1.3 million. Net losses associated with branches opened in 2006 and for branches that were not yet opened as of March 31, 2006, totaled approximately $750,000.
    Regional and corporate expenses increased $2.0 million during the three months ended March 31, 2006, to $8.0 million from $6.0 million in first quarter 2005. The expense increase is attributable to equity award compensation (which the company began to expense on January 1, 2006, in connection with the required adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payments), salaries associated with a 32% increase in home office and regional personnel quarter-to-quarter and rent expense for the company's corporate office.
    The effective income tax rate during first quarter 2006 increased to 39.6% from 38.4% in prior year's first quarter due to certain permanent difference tax items. QC reported net income of $366,000 from discontinued operations during first quarter 2005 from its now-closed North Carolina branches.
    "Entering the first quarter, we emphasized the need to grow net revenues and manage costs, and our field personnel stepped up to this challenge by reducing losses and improving profitability," noted QC President and Chief Operating Officer Darrin Andersen. "The gross margin at our comparable branches improved by more than six percentage points quarter-to-quarter and our 2005 branches, which were open an average of approximately nine months, reported a loss ratio of 25.7% during first quarter 2006. Each of these accomplishments represents a tremendous starting point from which to build throughout the rest of the year."

    - BUSINESS OUTLOOK -

    "We continue to focus on maximizing the potential from our significant investment in de novo branches during 2004 and 2005," Early said. "While the difficult operating environment in Illinois is likely to reduce the company's gross profit by approximately $1.5 to $2.0 million in each of the three remaining quarters when compared to 2005, our efforts at our other seasoned branches are progressing as expected, with the benefit of reduced loan losses driving growth in net revenues.
    "We added 18 branches during first quarter, which keeps the wheels of branch growth moving and hones the processes developed and refined during the last 18 months. We look forward to building on the momentum generated during the last two quarters and to channeling that energy into meaningful shareholder value."

    QC will present its financial results for the three months ended March 31, 2006, in a conference call on May 4 at 2:00 p.m. EDT. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial 866-543-6408, passcode 33615406. The accompanying slides to the presentation will be available on the QC Web site prior to the conference call on May 4. A replay of the audio portion of the presentation will be available online until the close of business on June 4, 2006. The replay can also be accessed by telephone until May 11, 2006, at 888-286-8010, code 42292097.

    About QC Holdings, Inc.

    Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of payday loans in the United States, operating 549 branches in 25 states at March 31, 2006. With more than 21 years of operating experience in the retail consumer finance industry, the company entered the payday loan market in 1992 and, since 1998, has grown from 48 branches to 549 branches through a combination of new, or de novo, branches and acquisitions. During fiscal 2005, the company advanced $985 million to customers through payday loans and reported total revenues of $152.9 million.

    Forward-Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of revenue growth in branches, (4) negative media reports and public perception of the payday loan industry and the impact on state legislatures and federal and state regulators, (5) changes in our key management personnel, (6) integration risks and costs associated with acquisitions, and (7) the other risks detailed under Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.

    (Financial and Statistical Information Follows)


                           QC Holdings, Inc.
                   Consolidated Statements of Income
               (in thousands, except per share amounts)
                              (Unaudited)


                                                  Three Months Ended
                                                       March 31,
                                                ----------------------
                                                    2005       2006
                                                ----------------------
Revenues
  Payday loan and credit service fees              $29,844    $34,390
  Other                                              3,617      4,042
                                                ----------------------
    Total revenues                                  33,461     38,432
                                                ----------------------
Branch expenses
  Salaries and benefits                              8,098     10,712
  Provision for losses                               6,727      5,243
  Occupancy                                          4,114      5,338
  Depreciation and amortization                        457      1,261
  Other                                              2,717      3,544
                                                ----------------------
    Total branch expenses                           22,113     26,098
                                                ----------------------
Branch gross profit                                 11,348     12,334

Regional expenses                                    2,176      3,073
Corporate expenses                                   3,775      4,875
Depreciation and amortization                          142        306
Interest income, net                                  (166)       (95)
Other expense, net                                     149         48
                                                ----------------------
      Income from continuing operations
        before taxes                                 5,272      4,127
Provision for income taxes                           2,022      1,634
                                                ----------------------
      Income from continuing operations              3,250      2,493
Income from discontinued operations,
 net of income tax                                     366
                                                ----------------------
      Net income                                    $3,616     $2,493

Earnings per share:
  Basic
    Continuing operations                            $0.16      $0.12
    Discontinued operations                           0.02
                                                ----------------------
    Net income                                       $0.18      $0.12

  Diluted
    Continuing operations                            $0.15      $0.12
    Discontinued operations                           0.02
                                                ----------------------
    Net income                                       $0.17      $0.12
Weighted average number of common shares
 outstanding:
  Basic                                             20,499     20,479
  Diluted                                           21,560     21,302


                           QC Holdings, Inc.
                      Consolidated Balance Sheets
          (in thousands, except share and per share amounts)


                                              December 31,   March 31,
                                                  2005         2006
                                              ------------------------
                    ASSETS                                 (Unaudited)

Current assets
  Cash and cash equivalents                       $31,640     $43,377
  Loans receivable, less allowance for losses
   of $1,705 at December 31, 2005, and $1,049
   at March 31, 2006                               52,778      41,133
  Prepaid expenses and other current assets         2,945       3,133
                                              ------------------------
    Total current assets                           87,363      87,643
Property and equipment, net                        32,147      32,626
Goodwill                                            7,265       7,265
Other assets, net                                   1,364       1,646
                                              ------------------------
    Total assets                                 $128,139    $129,180

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable                                   $644        $380
  Accrued expenses and other liabilities            6,270       6,217
  Deferred revenue                                  4,121       3,219
  Income taxes payable                                          3,419
  Deferred income taxes                             2,384          95
                                              ------------------------
    Total current liabilities                      13,419      13,330
Non-current liabilities                               737         703
Deferred income taxes                               3,167       3,095
                                              ------------------------
    Total liabilities                              17,323      17,128

Commitments and contingencies
Stockholders' equity                              110,816     112,052
                                              ------------------------
    Total liabilities and stockholders'
     equity                                      $128,139    $129,180


                           QC Holdings, Inc.
                Selected Statistical and Operating Data
   (in thousands, except Branch Data, Average Loan and Average Fee)


                                                  Three Months Ended
                                                       March 31,
                                                ----------------------
                                                    2005       2006
                                                ----------------------
                                                       Unaudited
Branch Data:
  Number of branches, beginning of period              371        532
  De novo branches opened                               41         18
  Acquired branches                                      3
  Branches closed                                       (1)        (1)
                                                ----------------------
    Number of branches, end of period                  414        549

----------------------------------------------------------------------
Comparable Branch Data:
  Total number of comparable branches                  347        347
  Revenues by comparable branches                  $33,181    $32,422
  Change - comparable branch revenues                           (2.4)%
  Net revenues by comparable branches              $26,424    $28,633
  Change - comparable branch net revenues                         8.3%

----------------------------------------------------------------------
Operating Data:
  Loan volume                                     $205,932   $231,698
  Average loan (principal plus fee)                 356.00     360.06
  Average fee                                        53.26      52.84

----------------------------------------------------------------------
Loss Data:
  Allowance for loan losses:
    Balance, beginning of period                    $1,520     $1,705
    Adjustment to provision for losses
     based on evaluation of outstanding
     receivables (a)                                  (200)      (656)
                                                ----------------------
    Balance, period end                             $1,320     $1,049

  Provision for losses:
    Charged-off to expense                         $15,298    $16,780
    Recoveries                                      (8,424)   (10,822)
    Adjustment to provision for losses
     based on evaluation of outstanding
     receivables (a)                                  (147)      (715)
                                                ----------------------
    Total provision for losses                      $6,727     $5,243

  Provision for losses as a
   percentage of revenues                             20.1%      13.6%
  Provision for losses as a
   percentage of loan volume                           3.3%       2.3%


(a) Amounts differ in 2005 due to the exclusion of the North Carolina operations in the provision for losses table and differ in 2006 due to the inclusion of changes in the credit services organization liability in the provision for losses table.

    CONTACT: QC Holdings, Inc.
             Investor Relations Contact:
             Douglas E. Nickerson, 913-234-5154
             or
             Media Contact:
             Tom Linafelt, 913-234-5237